EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-109451), Form S-3, as amended (No.333-127462), Form S-3 (No. 333-162552),  Form S-8 (No. 333-140084), Form S-8 (No. 333-140086), Form S-8, as amended (No. 333-129164) and Form S-3, as amended (No. 333-131191) of New Dragon Asia Corp. of our report dated April 6, 2009 except for note 3, as to which the date is April 6, 2010, appearing in this Annual Report on Form 10-K of New Dragon Asia Corp. for the year ended December 25, 2009.

/s/ Crowe Horwath LLP

Sherman Oaks, California
April 6, 2010